Exhibit 10.iii.e.
THE MOSAIC COMPANY
SUMMARY OF BOARD OF DIRECTOR COMPENSATION
Non-Employee Directors
The policy adopted by the Board of Directors (the “Board”) of The Mosaic Company (“Mosaic”) for calendar year 2014 provides for cash compensation to non-employee directors as follows:

an annual cash retainer of $180,000 to the Chairman of the Board and $90,000 to each other director;

an annual cash retainer of $20,000 to the Chairman of the Audit Committee;

an annual cash retainer of $15,000 to the Chairman of the Compensation Committee; and

an annual cash retainer of $10,000 to each director who serves as Chair of the Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee; and

In addition, the policy in effect during calendar year 2014 provided for an annual grant of restricted stock units providing grants of Mosaic common stock, valued at $260,000 for the Chairman of the Board and $155,000 for each other director.
Mosaic does not pay meeting fees or provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions. Mosaic does reimburse directors for travel and business expenses incurred in connection with meeting attendance.
Employee Directors
Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees.